Exhibit 99.1

Laird Superfood Reports Second Quarter 2026 Financial Results

Second quarter revenue increases 244% to $41.3 million.

Net Loss of $1.8 million; Adjusted EBITDA of $3.0 million.

Cash increases to $23.2 million.

Boulder, Colorado – August 13, 2026 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” the “Company”, “we”, and “our”), today reported financial results for the second quarter ended June 30, 2026.

Jason Vieth, Chief Executive Officer, commented, “Q2 was another transformational quarter for Laird Superfood as we closed the acquisition of Terrasoul Superfoods and completed the integration of Navitas into the Company’s processes, organization and ERP system. During the second quarter, we successfully launched Laird’s coffees and coffee creamers at approximately 1,000 Wal-Marts nationwide and expanded our assortment of Navitas products at retailers including Target. These wins are the direct result of our continued investment in product innovation, our robust supply chain and our deepening partnerships with the largest retailers in the country. We're also building real momentum on Amazon.com and other online marketplaces across all three of our brands. As we look to the second half of the year, we will continue to build on our sales momentum and unlocking synergies across our platforms, which gives us confidence in our ability to deliver sustained, profitable growth and long-term value for our shareholders.”

Second Quarter 2026 Highlights

●	Net sales increased by 244% to $41.3 million compared to $12.0 million in the corresponding prior year period. The increase was primarily attributable to distribution expansion in our retail channel, continued strength in club stores, and the contribution of the Navitas and Terrasoul acquisitions.

●	E-commerce sales increased by 221% year-over-year and contributed 49% of total Net sales, led by the addition of Navitas and Terrasoul sales and strong sales growth on Amazon.com, offset in part by softness in the direct-to-consumer channel.

●	Wholesale sales increased by 269% year-over-year and contributed 51% of total Net sales, driven by the addition of Navitas and Terrasoul sales.

●	Gross profit increased 162% to $12.5 million, or 30.3% of net sales as compared to $4.8 million, or 39.9% of net sales in the corresponding prior year period. The gross margin compression was attributable to unfavorable channel and product mix, inflationary commodity costs, and lower margins associated with the Terrasoul brand.

●	Net loss was ($1.8) million, or ($0.25) per basic and diluted share, compared to net loss of ($0.4) million, or ($0.03) per basic and diluted share, in the corresponding prior year period. The increased net loss relative to the prior year period was driven primarily by costs incurred in connection with the acquisition and integration of Navitas and Terrasoul.

●	Adjusted EBITDA, which is a non-GAAP financial measure, was $3.0 million, compared to $0.1 million in the corresponding prior year period. The increase was driven primarily by the addition of Navitas and Terrasoul acquisitions early synergies realization, offset in part by inflationary commodity costs and higher marketing and selling expenses. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

Year-to-Date 2026 Highlights

●	Net sales increased by 134% to $55.2 million compared to $23.6 million in the corresponding prior year period. The increase was primarily driven by distribution expansion in retail and Club channels and the contribution of the Navitas and Terrasoul acquisitions.

●	E-commerce sales increased by 114% year-over-year and contributed 48% of total Net sales, led by the addition of Navitas and Terrasoul sales and strong sales growth on Amazon.com, offset in part by softness in the direct-to-consumer channel.

●	Wholesale sales increased by 156% year-over-year and contributed 52% of total Net sales, driven by the addition of Navitas and Terrasoul sales, as well as new and existing items expansion in the wholesale channel.

●	Gross profit increased by 78% to $17.2 million, or 31.1% of net sales, compared to $9.7 million, or 40.9% of net sales, in the corresponding prior year period. The margin compression was attributable to unfavorable channel and product mix, inflationary commodity costs, as well as lower margins associated with the Terrasoul brand.

●	Net loss was ($0.1) million, or ($0.10) per basic and diluted share, compared to net loss of ($0.5) million, or ($0.05) per basic and diluted share, in the corresponding prior year period. The improvement was driven by a discrete income tax benefit related to the release of valuation allowance on deferred tax liabilities acquired in connection with the Navitas acquisition, and the contribution of Navitas and Terrasoul acquisitions, offset in part by costs incurred in connection with the acquisition and integration of Navitas and Terrasoul, and, to a lesser degree, by inflationary commodity costs.

●	Adjusted EBITDA, which is a non-GAAP financial measure, was $1.8 million, compared to $0.5 million in the corresponding prior year period. The increase was attributable primarily to addition of Navitas and Terrasoul brands, offset in part by inflationary commodity costs and higher marketing and selling expenses. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

REVENUE DISAGGREGATION

(unaudited)

	Three Months Ended June 30,
	2026		2025
	$	% of Total	$	% of Total
Coffee solutions	$12,913,036	31%	$10,378,014	87%
Functional foods	13,818,958	33%	3,238,903	27%
Superfood ingredients	20,249,242	49%	61,681	1%
Gross sales	46,981,236	113%	13,678,598	115%
Shipping income	130,551	0%	138,073	1%
Discounts and promotional activity	(5,817,603)	(13)%	(1,825,829)	(16)%
Sales, net	$41,294,184	100%	$11,990,842	100%

	Three Months Ended June 30,
	2026		2025
	$	% of Total	$	% of Total
E-commerce	$20,036,590	49%	$6,237,344	52%
Wholesale	21,257,594	51%	5,753,498	48%
Sales, net	$41,294,184	100%	$11,990,842	100%

	Six Months Ended June 30,
	2026		2025
	$	% of Total	$	% of Total
Coffee solutions	$24,606,365	45%	$20,313,914	86%
Functional foods	16,732,575	30%	6,786,649	29%
Superfood ingredients	22,125,508	40%	120,168	1%
Gross sales	63,464,448	115%	27,220,731	116%
Shipping income	245,630	0%	260,347	1%
Discounts and promotional activity	(8,474,342)	(15)%	(3,836,077)	(17)%
Sales, net	$55,235,736	100%	$23,645,001	100%

	Six Months Ended June 30,
	2026		2025
	$	% of Total	$	% of Total
E-commerce	$26,587,499	48%	$12,450,460	53%
Wholesale	28,648,237	52%	11,194,541	47%
Sales, net	$55,235,736	100%	$23,645,001	100%

Balance Sheet and Cash Flow Highlights

Cash, cash equivalents, and restricted cash as of June 30, 2026, totaled $23.2 million, as compared to $5.3 million as of December 31, 2025, and $10.5 million as of March 31, 2026. The increase in cash was primarily a result of proceeds from the issuance of Series A Preferred Stock, offset by the consideration paid in the acquisitions of Navitas in the first quarter and Terrasoul in the second quarter. There was no outstanding debt as of June 30, 2026.

2026 Financial Outlook

We are reaffirming the full year 2026 guidance we provided last quarter. For fiscal year 2026, the Company continues to expect consolidated Net sales in the range of $138 to $148 million, reflecting a full year of Laird Superfood and the post-acquisition contributions of Navitas and Terrasoul. Adjusted EBITDA is expected to be in the range of $8 to $12 million for fiscal 2026. This reaffirmed guidance reflects the Company's continued confidence in growth trends across its business and the pace of synergy capture achieved to date. The Company will provide updated guidance as integration milestones are achieved and visibility into the full-year outlook improves.

Laird Superfood has not provided a reconciliation between its forecasted Adjusted EBITDA and net loss, its most directly comparable GAAP measure, because applicable information for future periods, on which this reconciliation would be based, is not available without unreasonable effort due to the unavailability of reliable estimates for stock-based compensation, due to volatility in our stock price, and state and local income taxes, among other items. These items may vary greatly over periods and could significantly impact future financial results.

Conference Call and Webcast Details

We will host a conference call and webcast at 5:00 p.m. ET today to discuss our financial results. Participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events”. The webcast will be archived on the Company's website and will be available for replay for at least two weeks.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are clean, delicious, and functional. Our products are designed to enhance a consumer's daily ritual and keep them fueled naturally throughout the day. Laird Superfood was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at www.lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to our 2026 financial outlook and statements regarding Laird Superfood’s anticipated expansion across its platforms, channels, products, and geographies, cash runway, future financial performance, and growth. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the antonyms of these terms or other comparable terminology. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (2) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (3) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (4) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (5) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (6) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (7) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (8) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and food service customers, as well as the health of the food service industry generally; (9) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations and the potential impact of policy changes regarding imports, exports, and tariffs; (10) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements, including our ability to continue as a going concern; (11) the costs and success of our marketing efforts, and our ability to promote our brand; (12) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (13) our ability to effectively manage our growth; (14) our ability to compete effectively with existing competitors and new market entrants; (15) the impact of adverse economic conditions, consumer confidence and spending levels; (16) the growth rates of the markets in which we compete, and (17) the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings we make with the Securities and Exchange Commission.

Investor Relations Contact

Trevor Rousseau

investors@lairdsuperfood.com

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Sales, net	$41,294,184	$11,990,842	$55,235,736	$23,645,001
Cost of goods sold	(28,779,184)	(7,209,839)	(38,077,497)	(13,982,458)
Gross profit	12,515,000	4,781,003	17,158,239	9,662,543
General and administrative
Salaries, wages, and benefits	1,352,799	1,185,639	2,952,370	2,343,794
Other general and administrative	5,898,949	1,017,124	8,178,110	2,102,733
Total general and administrative expenses	7,251,748	2,202,763	11,130,480	4,446,527
Sales and marketing
Marketing and advertising	3,247,989	1,903,250	5,733,959	3,703,475
Selling	3,879,068	1,074,467	5,178,547	2,130,037
Total sales and marketing expenses	7,127,057	2,977,717	10,912,506	5,833,512
Total operating expenses	14,378,805	5,180,480	22,042,986	10,280,039
Operating loss	(1,863,805)	(399,477)	(4,884,747)	(617,496)
Other income	56,474	45,561	103,307	120,009
Loss before income taxes	(1,807,331)	(353,916)	(4,781,440)	(497,487)
Income tax benefit (expense)	2,250	(8,262)	4,727,289	(20,873)
Net loss	$(1,805,081)	$(362,178)	$(54,151)	$(518,360)
Less: Accretion of paid-in-kind preferred dividends	(974,319)	—	(1,072,627)	—
Net loss attributable to common stockholders	$(2,779,400)	$(362,178)	$(1,126,778)	$(518,360)
Net loss per share:
Basic	$(0.25)	$(0.03)	$(0.10)	$(0.05)
Diluted	$(0.25)	$(0.03)	$(0.10)	$(0.05)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	11,019,387	10,517,528	10,904,337	10,431,987

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(54,151)	$(518,360)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	1,281,398	125,897
Stock-based compensation	652,489	996,986
Provision for inventory obsolescence	84,087	401,938
Deferred income tax benefit (release of valuation allowance)	(4,745,333)	—
Other operating activities, net	331,029	58,296
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,023,948)	(1,000,807)
Inventory	(338,634)	(5,453,877)
Prepaid expenses and other current assets	1,577,096	460,631
Operating lease liability	(220,988)	(52,984)
Accounts payable	(1,594,552)	588,835
Accrued expenses	1,687,221	268,079
Related party liabilities	(17,000)	23,000
Net cash from operating activities	(2,381,286)	(4,102,366)
Cash flows from investing activities
Purchase of property and equipment	(46,074)	(80,638)
Acquisition of a business, net of cash acquired (Note 2)	(88,871,765)	—
Net cash from investing activities	(88,917,839)	(80,638)
Cash flows from financing activities
Common stock issuances, net of taxes	5,514	(146,373)
Preferred stock issuances	110,000,000	—
Preferred stock issuance costs	(825,775)	—
Net cash from financing activities	109,179,739	(146,373)
Net change in cash, cash equivalents, and restricted cash	17,880,614	(4,329,377)
Cash, cash equivalents, and restricted cash, beginning of period	5,320,600	8,514,152
Cash, cash equivalents, and restricted cash, end of period	$23,201,214	$4,184,775
Supplemental disclosures of non-cash activities
Accretion of paid-in-kind preferred dividends	$1,072,627	$—
Fair value of contingent consideration liability established in the acquisition of a business (Note 2)	$4,070,000	$—
Deferred common stock issuance costs included in accrued expenses at the beginning of the year	$238,517	$—
Change in taxes withheld to cover net issuances of incentive stock awards included in accrued expenses at the beginning of the year	$33,700	$155,178

LAIRD SUPERFOOD, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
	June 30, 2026	December 31, 2025
Assets
Current assets
Cash, cash equivalents, and restricted cash	$23,201,214	$5,320,600
Accounts receivable, net	10,783,385	3,899,205
Inventory	28,268,002	7,782,169
Prepaid expenses and other current assets	3,082,104	1,838,683
Total current assets	65,334,705	18,840,657
Property and equipment, net	2,722,198	41,203
Intangible assets, net	42,131,047	207,100
Goodwill	31,824,649	—
Right-of-use assets	3,703,181	128,877
Total assets	$145,715,780	$19,217,837
Liabilities, Mezzanine Equity, and Stockholders’ Equity
Current liabilities
Accounts payable	$8,517,899	$3,094,579
Accrued expenses	8,018,984	4,458,096
Related party liabilities	29,500	46,500
Contingent consideration	4,117,000	—
Lease liabilities, current portion	769,016	109,145
Total current liabilities	21,452,399	7,708,320
Lease liabilities	2,988,817	46,730
Total liabilities	24,441,216	7,755,050
Mezzanine equity
Series A preferred stock, $0.001 par value, 110,000 shares authorized and 110,000 shares issued and outstanding at June 30, 2026.	110,246,852	—
Total mezzanine equity	110,246,852	—
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized at June 30, 2026 and December 31, 2025; 11,483,127 issued and 11,106,796 outstanding at June 30, 2026; and 11,071,096 issued and 10,694,765 outstanding at December 31, 2025.	11,107	10,695
Additional paid-in capital	122,441,277	122,822,613
Accumulated deficit	(111,424,672)	(111,370,521)
Total stockholders’ equity	11,027,712	11,462,787
Total liabilities, mezzanine equity, and stockholders’ equity	$145,715,780	$19,217,837

LAIRD SUPERFOOD, INC.

NON-GAAP FINANCIAL MEASURES

(unaudited)

In this press release, we report adjusted EBITDA, which is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines adjusted EBITDA as net income (loss), adjusted to exclude: (1) depreciation and amortization, (2) stock-based compensation, (3) income taxes, (4) other income, and (5) expenses incurred in connection with the acquisition and integration of Navitas and Terrasoul. The Company believes adjusted EBITDA is useful to investors because it facilitates comparisons of its core business operations, excluding non-cash costs and non-recurring events, across periods on a consistent basis.

Management uses adjusted EBITDA internally in analyzing the Company’s financial results to assess operational performance and to determine the Company’s future capital requirements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The Company believes that both management and investors benefit from referring to adjusted EBITDA in assessing its performance and when planning, forecasting and analyzing future periods. The Company believes adjusted EBITDA is useful to investors and others to understand and evaluate the Company’s operating results and it allows for a more meaningful comparison between the Company’s performance and that of competitors. Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that adjusted EBITDA does not reflect, among other things: cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures; interest expense; income tax expense from continuing operations; our working capital requirements; the potentially dilutive impact of stock-based compensation; and the provision for income taxes. Other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA along with other financial performance measures, including Net Sales, net loss, cash and cash equivalents, restricted cash, net cash used in operating activities and our financial results presented in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(1,805,081)	$(362,178)	$(54,151)	$(518,360)
Adjusted for:
Depreciation and amortization	1,109,731	59,376	1,281,398	125,897
Stock-based compensation	280,537	488,576	652,489	996,986
Income tax (benefit) expense	(2,250)	8,262	(4,727,289)	20,873
Other income	(56,474)	(45,561)	(103,307)	(120,009)
Business combination and integration (a)	3,465,356	—	4,798,811	—
Adjusted EBITDA	$2,991,819	$148,475	$1,847,951	$505,387
(a) The Company incurred professional fees related to business combination and integration activities in the three and six months ended June 30, 2026.